Exhibit 99.7

Confidential

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of January 31, 2019 (the “Signing Date”, is among persons identified on Schedules A and B as the “Sellers” (including the “Shah Seller” and the “Lu Sellers”; individually, a “Shah Seller” or a “Lu Seller”, as the case may be and, collectively, the “Sellers”) and Tonghao (Cayman) Limited (the “Acquirer”). The Sellers, on the one hand, and the Acquirer, on the other hand, shall be referred to individually herein as a “Party” and collectively as the “Parties”.

WHEREAS, on the terms and conditions set forth in this Agreement, the Sellers desire to sell, and the Acquirer desires to purchase an aggregate number of 9,200,000 ordinary shares, par value US$0.00375 per share (the “Ordinary Shares” or the “Securities”), of UTStarcom Holdings Corp., a Cayman Islands corporation (the “Company”, together with its subsidiaries, the “Group”).

WHEREAS, the Parties desire to enter into this Agreement to make certain representations, warranties, and agreements, and to prescribe certain conditions, with respect to the consummation of the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION I

PURCHASE AND SALE OF SECURITIES

1.01

Sale of Securities. Each Seller, severally and not jointly, agrees to assign, transfer and deliver to the Acquirer, and the Acquirer hereby agrees to purchase from the Sellers, such number of Ordinary Shares set forth opposite the Sellers’ name in Schedules A and B hereto (such Seller’s “Sale Shares”), on the Closing Date and pursuant to and in accordance with the terms and conditions set forth in this Agreement.

1.02

Purchase Price. The aggregate purchase price payable to each Seller (with respect to such Seller, its “Purchase Price”) shall be equal to the amount set forth opposite such Seller’s name in Schedules A and B. The aggregate amount of the Purchase Prices payable to the Sellers shall be US$49,220,000 (the “Aggregate Purchase Price”), which shall be the production of (i) US$5.35 per share multiplied by (ii) the aggregate number of Ordinary Shares set forth opposite the Sellers’ names in Schedules A and B hereto. In the event that the Company successfully sells its largest minority investment it indirectly holds and the relevant loan to a third party at a reasonable price (the “Disposal Price”) prior to the Closing, the Parties agree that the Aggregate Purchase Price will be increased by an amount which shall be the product of A*B/C, among which A = the amount of the Disposal Price after deduction of applicable tax, B = 9,200,000, and C = the total outstanding Ordinary Shares of the Company on a fully diluted and converted basis as of the Closing. The Acquirer shall pay to each Seller, pursuant to the section “Closing Obligations” below, such Seller’s Purchase Price to the bank account set forth opposite such Seller’s name in Schedules A and B hereto.

The Aggregate Purchase Price will be funded to the Acquirer by its sole shareholder, Tonghao Information Technology (Shanghai) Co., Ltd. (通灏信息科技（上海）有限公司).

1.03

Closing Obligations. At the Closing (defined below), (1) the Acquirer shall pay to each Seller such Seller’s Purchase Price via wire transfer of immediately available funds in U.S. dollars to the bank accounts and in the amounts indicated opposite such Seller’s name in Schedules A and B; and (2) the Sellers shall deliver the 9,200,000 Sale Shares in such manner as legally permitted and reasonably designated in writing (email being sufficient) by the Acquirer, including without limitation by way of cross-receipt.

1.04

Closing. The closing of the payment of the Purchase Price and the purchase and sale of the Sale Shares (the “Closing”) shall take place within 3 business days after the satisfaction, or, to the extent permissible, waiver, of each condition set forth in Schedule C (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction, or, to the extent permissible, waiver, of those conditions at the Closing) or at such other time and date as the parties hereto may agree. The date of the Closing shall be referred to as the “Closing Date”. The Closing shall not be deemed complete until the Acquirer and the Sellers, respectively, have fulfilled all of its or their closing obligations set forth in Section 1.03 (Closing Obligations) above.

1.05

Closing Conditions Precedent. The obligation of each Party to consummate the Closing is subject to the satisfaction of each relevant condition to such Party’s obligation to consummate the Closing as set forth in Schedule C (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction, or, to the extent permissible, waiver, of those conditions at the Closing).

1.06	Termination; Termination Fee.

This Agreement may be validly terminated prior to the Closing only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

a)	This Agreement may be terminated at any time prior to the Closing by mutual written agreement of the Parties.

b)

If the Closing has not occurred by the date that is six (6) months from the date hereof (the “Termination Date”) for any reason, either Party may terminate this Agreement by written notice to the other Parties; provided that the right to terminate this Agreement pursuant to this Section 1.06(b) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement or other breach of this Agreement has been a cause of, or resulted in, the failure for the Closing to occur on or prior to the Termination Date.

c)

If (i) all closing conditions set forth in Sections 1 and 2 of Schedule C are satisfied or waived by the Acquirer, (ii) the Shah Seller has delivered to the Acquirer a written notice that the Sellers are ready, willing and able to consummate the Closing and (iii) the Acquirer fails to consummate the Closing within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 1.04, then the Shah Seller may terminate this Agreement upon delivery of written notice to the Acquirer, and, within five (5) days of such termination, the Acquirer shall pay the Shah Seller, via wire transfer of immediately available funds in U.S. dollars, a reverse termination fee of US$5,000,000 to one or more accounts to be designated by the Shah Seller in writing as the sole remedy to the Sellers.

d)

If (i) all closing conditions set forth in Sections 1 and 3 of Schedule C are satisfied with respect to each Seller or waived by each Seller, (ii) the Acquirer has delivered to each Seller a written notice that the Acquirer is ready, willing and able to consummate the Closing and (iii) the Closing has not occurred by the Termination Date due to the Shah Seller’s failure to comply with its obligations under Section 4.01 or take any reasonably necessary action to consummate the transaction pursuant to Section 1.03, then the Acquirer may terminate this Agreement upon delivery of written notice to the Shah Seller, and, within five (5) days of such termination, the Shah Seller shall pay the Acquirer, via wire transfer of immediately available funds in U.S. dollars, a termination fee of US$5,000,000 to one or more accounts to be designated by the Acquirer in writing as the sole remedy to the Acquirer.

e)

If any governmental authority of competent jurisdiction shall have notified any Party that any Required Approval will not be granted prior to the Termination Date, then either the Shah Seller or the Acquirer may terminate this Agreement upon delivery of written notice to the other Party.

SECTION II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

2.01

General Representations and Warranties. In order to induce the Acquirer to purchase the Ordinary Shares, each Seller, severally and not jointly, represents and warrants to the Acquirer on the date hereof and on the Closing Date as follows:

a)

Existence. Such Seller is duly organized and validly existing under the laws of the jurisdiction of its formation and has full power and authority to sell its Sale Shares being sold by such Seller and to enter into and perform its obligations under this Agreement.

b)

Authorization. The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of such Seller. Other than PRC Outbound Investment Approvals and the CFIUS Approval, no material consent, approval, license from, or exemption of (other than exemptions from applicable federal and state securities laws), and no material registration, qualification, designation, declaration, clearance or filing with (other than applicable filings pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any court or governmental department, commission, board, bureau, agency or instrumentality, which has not been obtained as of the date hereof, is or will be necessary for the valid execution and delivery by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated by this Agreement.

c)

No conflict with Other Instruments. Neither the execution and delivery by such Seller of this Agreement, the consummation by such Seller of the transactions contemplated by this Agreement, nor the compliance by such Seller with the terms and conditions of this Agreement, will (i) violate any provision of such Seller’s organizational documents, as amended to date; (ii) to its knowledge, violate or conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court, arbitrator or governmental instrumentality to which such Seller is bound (other than as set forth in Section 2.01(b)); or (iii)violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or entitle any party to terminate any or all of the provisions of, or cause the acceleration of or entitle any party to accelerate the performance required by, or cause the acceleration of or entitle any party to accelerate the maturity of any debt or obligation pursuant to, any contract, agreement, arrangement, commitment or restriction of any kind to which such Seller is a party or by which such Seller is bound.

d)

Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by such Seller; and this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the enforceability of this Agreement may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforceability of creditors’ rights generally, or by general principles of equity.

e)

Title to Securities. Such Seller owns its Sale Shares free and clear of all liens, other than restrictions imposed under applicable securities laws and restrictions created by the Company or imposed by the Company’s constitutive documents then in effect.

f)

Litigation. There is no (i) action, suit, claim, proceeding or investigation pending or, to such Seller’s knowledge, threatened against or affecting, such Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to such Seller, or (iii) governmental inquiry pending, or to such Seller’s knowledge threatened, against or affecting such Seller, any of which, as it relates to clauses (i), (ii) and (iii), if adversely determined, would invalidate or prevent the performance by such Seller of the transactions contemplated by this Agreement.

g)

No undisclosed material liability. To the best knowledge of such Seller, except as would not have a material adverse effect on the Group, there is no material liability or obligations of the Company other than those that have been disclosed, reflected or reserved against in the Company balance sheet or those that have been incurred in the ordinary course of business since the Company balance sheet.

h)	To the best knowledge of such Seller, there is no event or events which would or could be reasonably expected to have material adverse effect on the Group.

2.02	No Other Representations or Warranties. Except for the representations and warranties contained in Section 2.01, the Sellers make no express or implied representation or warranty to the Acquirer.

SECTION III

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER

3.01

General Representations and Warranties. In order to induce the Sellers to sell the Ordinary Shares, the Acquirer represents and warrants to the Sellers on the date hereof and on the Closing Date as follows:

a)

Existence and Good Standing. The Acquirer is duly organized and validly existing under the laws and regulations of its jurisdiction, and has full power and authority to acquire the Ordinary Shares and to enter into and perform its obligations under this Agreement.

b)

Authorization and Approvals. The execution and delivery of this Agreement by the Acquirer have been duly authorized and approved by all necessary corporate action on the part of the Acquirer. Other than (x)(1) filing with and/or approval by National Development and Reform Commission of the People’s Republic of China (“PRC”) or its competent local counterparts, (2) filing with and/or approval by Ministry of Commerce of the PRC or its competent local counterparts and (3) registration with a commercial bank supervised by State Administration of Foreign Exchange of the PRC or its competent local counterparts, in each case with respect to the payment of the Purchase Price and the purchase and sale of the Sale Shares (collectively, “PRC Outbound Investment Approvals”), and (y) the CFIUS Approval, no consent, approval or authorization of, or registration, qualification or filing with, any governmental authority or other person is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

c)

No Conflict with Other Instruments. The execution and delivery by the Acquirer of this Agreement, the consummation by the Acquirer of the transactions contemplated by this Agreement and the compliance by the Acquirer with the terms and conditions by this Agreement, will not (i) violate any provision of the Acquirer’s constitutive documents; (ii) to its knowledge, violate or conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court, arbitrator or governmental instrumentality to which the Acquirer is bound; or (iii) violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or entitle any party to terminate any or all of the provisions of, or cause the acceleration of or entitle any party to accelerate the performance required by, or cause the acceleration of or entitle any party to accelerate the maturity of any debt or obligation pursuant to, any contract, agreement, arrangement, commitment or restriction of any kind to which the Acquirer is a party or by which the Acquirer is bound.

d)

Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by the Acquirer, and this Agreement constitutes the legal, valid and binding obligation of the Acquirer, enforceable against the Acquirer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforceability of creditors’ rights generally, or by general principles of equity. The Acquirer has adequate surplus or other available capital, as applicable, to pay the Purchase Price affect the purchase of the Sale Shares in accordance with the terms and conditions of this Agreement.

e)

Litigation. There is no (i) action, suit, claim, proceeding or investigation pending or, to the Acquirer’s knowledge, threatened against or affecting, the Acquirer, at law or in equity, or before or by and federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Acquirer, or (iii) governmental inquiry pending, or to the Acquirer’s knowledge threatened, against or affecting the Acquirer, any of which, as it relates to clauses (i), (ii) and (iii), if adversely determined, would invalidate or prevent the performance by the Acquirer of the transactions contemplated by this Agreement.

f)

Purchase for Own Account. The Acquirer represents that it is acquiring the Sale Shares solely for the Acquirer’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Acquirer has no present intention of selling, granting any participation in, or otherwise distributing the same or any portion thereof to any party other than its Affiate except as otherwise provided under this Agreement.

g)

Status. The Acquirer is either (a) not a U.S. Person (as defined in Rule 902 of Regulation S) or (b) an “accredited investor” within the meaning in Rule 501 of Regulation D. The Acquirer has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the transactions contemplated hereunder and can bear the economic risk of its investment in the Sale Shares. The Acquirer has such knowledge and experience in financial and business matters as to enable it to make an informed decision with respect to the purchase of the Sale Shares. The Acquirer is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Sale Shares.

h)

Availability of Funds. The Acquirer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay due amounts required to be paid by the Acquirer pursuant to Section 1.03 of this Agreement. In its decision to purchase the Sale Shares, the Acquirer has not relied on any information from the Sellers other than the representations and warranties expressly made by the Sellers in Section 2.01 of this Agreement.

3.02	No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.01, the Acquirer makes no express or implied representation or warranty to the Sellers.

SECTION IV

COVENANTS AND AGREEMENTS

4.01

Reasonable Best Effort. Each Party agrees to use its reasonable best efforts to take, and to cause to be taken, all actions and to do, and to cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. In addition, following the Closing (if necessary), each Party agrees to use its reasonable best efforts, without further consideration, to take all actions necessary to cause the Company’s transfer agent to register the Sale Shares in the name of the Acquirer.

4.02

Proof of Application. Without limiting the generality of the above Section 4.01, the Acquirer shall use its reasonable best efforts to obtain and maintain PRC Outbound Investment Approvals. The Acquirer specifically covenants and agrees to provide the Sellers proof of the application for PRC Outbound Investment Approvals filed with relevant Chinese government agencies.

4.03

No Transfer. The Sellers covenant and agree that prior to the termination of this Agreement they shall not, directly or indirectly, except in accordance with the terms of this Agreement, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly (including, without limitation, any of the foregoing with respect to any holding company with ownership of the Ordinary Shares), any Sale Shares or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Sale Shares.

4.04

Non-competition and Non-Solicitation. The Shah Seller covenants and agrees that within three (3) years after the Closing, it shall not, directly or indirectly, invest in the Group (including without limitation acquiring the Company’s shares), or establish, carry on, participate or invest (other than acquiring non-controlling interest of an entity as a passive financial investor) in the business of telecom communication equipment, any business similar to, or competes directly or indirectly with the business carried on by the Group as of the date hereof, and shall not solicit, approach or contract any employee, customer or business from the Group.

4.05

Investment Function Handover. If any Seller and/or any of its affiliate or representative has any authority torepresent or holds an position in the Company or any of its affiliated entities, or deals with the Company’s investment matters, such personnelshall resign from such position and handover the authority to the Acquirer’s designated personnel no later than one (1) business day following the Closing.

4.07

Approvals. The Parties hereby covenant and agree to use their respective reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all governmental authorities that may be necessary, including in respect of the Committee on Foreign Investment in the United States (the “CFIUS Approval” and, together with the PRC Outbound Investment Approvals, the “Required Approvals”), antitrust or export controls, as applicable, and (ii) cooperate fully in promptly seeking to obtain such authorizations, consents, orders and approvals.

SECTION V

MISCELLANEOUS

5.01

Survival. All representations and warranties contained herein shall continue to be effective until the Closing Date and all claims and causes of action in relation thereto shall continue to be effective until (and terminate after) the date that is eighteen (18) months following the Closing Date.

5.02	Indemnity. Any Party shall indemnify the other parties of any loss as a result of its breach of any representations, warranties or covenants under this Agreement.

5.03

Agreement; Amendments. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between them, whether written or oral, with respect to its subject matter. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Acquirer or the Sellers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Acquirer and the Sellers, and (ii) only in the specific instance and for the specific purpose for which made or given. Neither the Acquirer nor the Sellers shall assign any of its rights or obligations under this Agreement without the written consent of the other parties hereto; provided, however, that the Acquirer may assign this Agreement or any of its rights and obligations hereunder to one or more of its affiliates without the consent of the Sellers.

5.04

Fees and Expenses. Except as otherwise expressly provided herein, all fees, costs and expenses (including but not limited to taxes) incurred in connection with this Agreement and other transaction documents contemplated hereunder shall be borne and paid by the Party incurring such fee, cost or expense.

5.05

Public Announcements. Except as required by law or regulation, no party shall make any public announcements or statement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media prior to the Closing without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such announcement or statement to be made prior to the Closing. For the avoidance of doubt, each Seller and its affiliates shall have the right to make public announcements in respect of this Agreement and the transactions contemplated hereby after the Closing with the timing and contents of any such announcement at its sole direction; provided that the name of the Acquirer shall be withheld (except as required by law or regulation).

5.06

Confidentiality. Except as required by relevant law or regulation (including any securities law or any rules of any relevant securities exchange), the Parties shall not and shall cause its Representatives not to disclose, publish, or otherwise disseminate Confidential Information (as defined below) to anyone other than such Party’s affiliates and to its and its affiliates’ directors, officers, employees, limited partners, financing sources, agents or other professionals or advisers (collectively, “Representatives”) with a need to know for the Purpose (as defined below), and each Party shall take reasonable precautions, no less stringent than it takes for its own confidential information, to prevent any unauthorized use, disclosure, publication, or any other dissemination of Confidential Information in violation of this Agreement. Each Party agree to and shall cause its Representatives to only use the Confidential Information of the other Parties for the sole purpose (the “Purpose”) of evaluation, negotiation and implementation of the transaction contemplated herein and shall not use the Confidential Information for any other purpose whatsoever without the prior written approval of an authorized representative of the disclosing Party in each instance. If a Party is required by any law, order of any court or other government agency or rule of any relevant securities exchange to disclose any Confidential Information of the other Parties, such Party shall provide the relevant Party with prompt written notice of the requirement to the extent legal and reasonably practical so that the relevant Party may seek an appropriate protective order or other remedial measures.

The Parties agree that all information and materials disclosed by one Party to the other Parties in connection with the transaction contemplated hereunder and designated by the disclosing Party as the Confidential Information, shall be governed by this Section 5.06, and all such information and materials are referred to collectively herein as “Confidential Information”. The terms and conditions of this Agreement, existence, nature or substance of the discussions between the parties regarding the transaction under this Agreement shall be deemed Confidential Information and governed by this section, whether or not specifically so designated by any party.

The restrictions on use of Confidential Information set forth in this Section 5.06 shall not apply to information that:

a)

the receiving Party can establish by reasonable proof was in its or its Representatives’ possession free of any obligation of confidence at the time of disclosure by the disclosing Party or its Representatives;

b)

was in the public domain at the time or after the obtaining thereof by the receiving Party or its Representatives, except due to a breach of this Agreement by the receiving Party or its Representatives;

c)	must be included by either Party in any legally required public disclosure by such Party, including any filings required by the SEC;

d)	is required to be publicly disclosed by either Party in the performance of its obligations contained in this Agreement;

e)

was received by the receiving Party or its Representatives from a third party who had a right to disclose it to the receiving Party or its Representatives without breaching any of its confidentiality obligations known to the receiving Party or its Representatives; or

f)

was developed by the receiving Party or its Representatives independently of and without reference to any information communicated to the receiving Party or its Representatives by the disclosing Party.

5.07

Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties under it shall be governed by the laws of New York, without regard to the conflicts of law principles thereof. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the Parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) in the following manner:

a)	The Arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”);

b)

The Arbitration shall be by the HKIAC Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this Section 5.07;

c)	The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

d)

A Dispute subject to Arbitration shall be determined by a panel of three (3) arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within thirty (30) days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within thirty (30) days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

e)

The Parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

f)	The Parties agree that the losing Party shall pay all costs and expenses, including attorney fees, incurred by the substantially prevailing Party in the Arbitration.

5.08

Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by email or facsimile is to be treated as an original document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

SHAH CAPITAL OPPORTUNITY FUND LP

(Date)	(Name)

(Signature)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HONG LIANG LU

(Date)

(Signature)

HONG LU AND LUCY LU JTWROS

(Date)	(Date)

(Signature)	(Signature)

For and on behalf of

LU FAMILY LTD PARTNERSHIP

(Date)	(Name)

(Signature)

For and on behalf of

LU CHARITABLE REMAINDER TRUST

(Date)	(Name)

(Signature)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

LU FAMILY TRUST HONG LIANG LU & LUCY LU TTEES

(Date)	(Name)

(Signature)

For and on behalf of

HONG LIANG LU IRA

(Date)	(Name)

(Signature)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

TONGHAO (CAYMAN) LIMITED

(Date)	(Name)

(Signature)

SCHEDULE A

SHAH SELLER

Shah Seller	Number of Ordinary Shares to Sell	Bank Account	Payments
Shah Capital Opportunity Fund LP	8,041,700 (Custody at Jefferies)	as notified by the Seller in writing	US$43,023,095
Total	8,041,700		US$43,023,095

SCHEDULE B

LU SELLERS

Lu Sellers	Number of Ordinary Shares to Sell	Bank Account	Payments
Lu Family LTD Partnership	76,304 (held in JP Morgan brokerage accounts)	as notified by the Seller in writing	US$408,226.4
Hong Lu and Lucy Lu JTWROS	226,835 (held in JP Morgan brokerage accounts)	as notified by the Seller in writing	US$1,213,567.25
Lu Charitable Remainder Trust	26,925 (held in JP Morgan brokerage accounts)	as notified by the Seller in writing	US$144,048.75
Lu Family Trust Hong Liang Lu & Lucy Lu TTEES	16,408 (held in JP Morgan brokerage accounts)	as notified by the Seller in writing	US$87,782.8
Hong Liang Lu IRA	10,000 (held in JP Morgan brokerage accounts)	as notified by the Seller in writing	US$53,500
Hong Liang Lu	746,998 (held in ComputerShare)	as notified by the Seller in writing	US$3,996,439.3
Hong Liang Lu	54,830 (held in Etrade brokerage accounts)	as notified by the Seller in writing	US$293,340.5
Total	1,158,300		US$6,196,905

SCHEDULE C

CLOSING CONDITIONS PRECEDENT

For Section 1.05 “Closing Conditions Precedent” of this Agreement, such conditions shall include the following:

1. Conditions to the Obligations of Each Party: The obligations of each Party to consummate the Closing are subject to the satisfaction or written waiver jointly by the Shah Seller and the Acquirer of the following conditions:

a)

no provision of any applicable law or judgment entered by or with any governmental authority with competent jurisdiction shall be in effect that enjoins, suspends, prohibits or materially alters the terms of the transactions contemplated by this Agreement, nor any proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to suspend, prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any governmental authority with competent jurisdiction.

b)	All Required Approvals have been obtained.

2. Conditions to the Obligation of the Acquirer: The obligation of the Acquirer to consummate the Closing is subject to the satisfaction or written waiver by the Acquirer of the following further conditions

a)

Each Seller or its affiliate or representative thereof that is a director of the Company shall have executed a resignation letter and delivered to the Company’s Board of Directors (the “Board of Directors”) according to which such director will resign and cease to be a director of the Company effective upon the Closing. Each Seller or its affiliate or representative thereof that is a director of the Company shall have voted in favor of the board resolutions of the Company (effective upon the Closing) to elect or appoint Ms. Huifang Qian as the Chairwoman of the Board and the other designee of the Acquirer as one of the members of the Board of Directors, and the Board of Directors shall have passed resolutions (effective upon the Closing) to approve the foregoing election or appointment.

b)	The representations and warranties of the Sellers in this Agreement shall be true and correct in all material respects on the Closing.

c)	Each Seller shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Closing Date.

3. Conditions to the Obligation of the Sellers: The obligation of each Seller to consummate the Closing is subject to the satisfaction or written waiver by the Shah Seller of the following further conditions:

a)	The representations and warranties of the Acquirer in this Agreement shall be true and correct in all material respects on the Closing.

b)

The Acquirer shall have performed in all material respects all its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Closing Date, including that the Acquirer shall make the payments pursuant to Section 1.03 at the Closing.